EXHIBIT 99.1
SOMAXON PHARMACEUTICALS
SILENOR Phase 3 Results
December 18, 2006, 9:00 a.m., ET

Operator	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Somaxon Pharmaceuticals conference call to discuss SILENOR Phase 3 results. At this time all participant lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero on your telephone keypad. As a reminder, this conference is being recorded Monday, December 18, 2006.

At this time I’d like to turn the presentation over to Robert Jaffe, Investor Relations for Somaxon Pharmaceuticals. Please go ahead.

R. Jaffe	Good morning, everyone and thank you for joining us today to discuss the results of Somaxon’s fourth and final positive Phase 3 clinical trial of SILENOR for the treatment of patients with insomnia.

On the call today are Ken Cohen, Somaxon’s President and Chief Executive Officer; Dr. Phil Jochelson, Senior Vice President and Chief Medical Officer; and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier this morning Somaxon issued a news release concerning the Phase 3 clinical trial results. If you have not received this news release, if you would like to be added to Somaxon’s fax and email list to receive company information of if you’d like to change your contact information, please contact Angie Chen at PondelWilkinson at 310-279-5972.

In addition, be advised that this conference call is being broadcast live on the internet at www.somaxon.com as well as www.opencompanyinfo.com. A playback of this call will available and may be accessed on the internet at both websites.

Please note that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified by the cautionary statements in

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today’s press release, Somaxon’s other press releases and Somaxon’s SEC filings, including the annual report on Form 10-K and quarterly reports on Form 10-Q.

The content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, December 18, 2006. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

With that said, it’s my pleasure to turn the call over to Somaxon’s President and CEO, Ken Cohen. Ken?

K. Cohen	Thanks, Robert, and good morning, everybody. We appreciate you joining us today on such short notice to discuss the positive results from our fourth and final Phase 3 clinical trial of SILENOR for the treatment of patients with insomnia. We are very pleased with the results of this clinical trial.

As with each of our previous 5 randomized, placebo-controlled trials, in this clinical trial SILENOR demonstrated a statistically significant improvement compared to placebo for the primary endpoint, which in this clinical trial was wake after sleep onset, or WASO, as well as multiple secondary endpoints.

These results confirm what we observed in earlier clinical trials and represent the completion of our Phase 3 program for SILENOR in the treatment of insomnia. The data generated in these clinical trials suggest that SILENOR produces clear, positive, clinically meaningful improvements in both the adult and the elderly insomnia patient populations with a favorable safety and tolerability profile.

This clinical trial evaluated dosages of 1mg and 3mg of SILENOR nightly, which is a low dose oral tablet formulation of doxepin hydrochloride in elderly patients with chronic primary insomnia. We believe this was a very successful Phase 3 clinical trial which would help support our planned NDA filing for SILENOR in 2007.

At this point I’d like to turn the call over to Dr. Phil Jochelson, our Senior Vice President and Chief Medical Officer, for a review of the results of this SILENOR clinical trial.

Dr. Jochelson	Thanks, Ken, and good morning, everyone. This Phase 3 clinical study was a randomized, double-blind, placebo-controlled, multi-center, parallel group trial that enrolled 240 elderly male and female patients with chronic primary insomnia. Patients were randomized to 1 of 3 treatment groups in a balanced fashion, to either 1mg or 3mg SILENOR or placebo.

Safety and efficacy were evaluated over a 12-week, double-blind treatment period, which we believe represents the longest clinical study reported to date

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for insomnia that has evaluated efficacy in both the sleep laboratory and the outpatient settings combined.

The primary endpoint in this clinical study was Wake After Sleep Onset, or WASO, an objective measure of sleep maintenance. Multiple secondary endpoints of sleep maintenance and sleep onset were also evaluated, both objectively in the sleep laboratory and subjectively in the outpatient setting. And as I mentioned, subjective assessments were made both in the sleep lab and on an outpatient basis.

In this Phase 3 clinical trial, SILENOR demonstrated a statistically significant improvement compared to placebo in the primary endpoint of Wake After Sleep Onset as measured at night 1 for both of the doses studied.

For the 1mg, the p-value was equal to 0.0053. For the 3mg, it was a p-value of less than 0.0001. Statistical significance for this endpoint was also achieved at the end of the 12-week treatment period for both of the doses studied. For the 1mg, it was a p-value equal to 0.0330, and for the 3mg it was a p-value of less than 0.0001.

In addition to WASO, with regard to the secondary sleep maintenance endpoints, both doses of SILENOR demonstrated statistically significant improvements compared to placebo in Total Sleep Time and Sleep Efficiency, which occurred both at the first time point and the last time point after 12 weeks of nightly administration. Both doses of SILENOR also achieved statistically significant results compared to placebo in Sleep Efficiency for the final third of the night as measured at the first time point. This effect was maintained throughout the trial for the 3mg dose.

With respect to secondary onset endpoints, both doses of SILENOR demonstrated significant improvements compared to placebo in Latency to Sleep Onset in the outpatient setting. This effect was maintained throughout the clinical study. Both doses of SILENOR also demonstrated improvements relative to their baseline in Latency to Persistent Sleep, but statistical significance versus placebo was not observed.

Consistent with earlier trials, this clinical trial showed that SILENOR was well tolerated. The incidence of adverse events was comparable to placebo, and there were no statistically significant differences relative to placebo in next day residual effects at any time point. No amnesia or memory impairment was reported in the SILENOR treated group, and there were no differences compared to placebo in weight gain. And in addition, the drop out rate was low.

To date we have now reported results from 6 randomized, placebo-controlled clinical studies with SILENOR. Through this process we have had the opportunity to evaluate adult and elderly patients with chronic insomnia and adults with transient insomnia and multiple doses, and we have observed

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improvements in a variety of objective and subjective measures of sleep in a consistent and reproducible fashion.

And with that brief review, I’d like to turn the call back over to Ken.

K. Cohen	Thanks, Phil. We feel great about these results. We believe that alongside the positive results from our 3 earlier reported Phase 3 clinical trials as well as 2 well-controlled Phase 2 clinical trials, we’ve built evidence of an attractive product profile for SILENOR in the treatment of patients with insomnia, if approved by the FDA.

Recall that our first Phase 3 clinical trial evaluated SILENOR in the treatment of adults with chronic insomnia. We reported results from that trial in April. SILENOR demonstrated positive results on its primary endpoint of WASO, as well as a range of secondary endpoints including LPS.

Our second Phase 3 clinical trial evaluated SILENOR in healthy adults experiencing transient insomnia in a sleep laboratory setting. We reported those results in October. SILENOR demonstrated positive results on its primary endpoint of LPS, as well as a range of secondary endpoints including LSO, WASO and TST.

Our third Phase 3 clinical trial evaluated SILENOR in elderly patients with primary insomnia in an outpatient setting. We reported those results last month, where SILENOR demonstrated positive results on its primary endpoint of subjective Total Sleep Time, as well as a range of secondary endpoints including subjective WASO and Sleep Quality.

It’s also important to emphasize we, the FDA and you on Wall Street focus on the details of clinical trial data. I know either today in the Q&A or in meetings in the next couple of months you’re all going to ask about numbers of minutes and how does that compare to other drugs out there. But it’s important to emphasize that patients do not look at these drugs in that way.

Patients instead make their own assessment of how much and how well they slept and whether they have bothersome side effects. SILENOR in this and our other clinical trials has consistently performed well on these patient assessments. Additionally, patients in our market research consistently express concerns about the fear of becoming dependent on their insomnia medication. SILENOR as a nonscheduled agent has the potential to successfully address those concerns in a way that market leading scheduled agents cannot.

In summary, this Phase 3 clinical program has evaluated SILENOR in adult and elderly patients and in transient and chronic insomnia. We’ve utilized both objective and subjective endpoints and we’ve now looked at short-term as well as long-term, 3 months in this case, dosing and multiple dosages. We believe the data from these trials will support our planned NDA filing for

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SILENOR for the treatment of insomnia in the third quarter of 2007. This timing assumes that our preclinical studies are successful and proceed as currently scheduled.

This also assumes that the initial NDA submission will include all of the data from our completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow us to submit data from the requested carcinogenicity studies at a later date.

The FDA has previously indicated to us that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.

We have submitted the results of the genotox studies to the FDA and are awaiting their response. As we previously reported, no signal indicative of genotoxicity was observed in any of those studies.

We also believe that our SILENOR clinical trial program has resulted in significant interest in SILENOR, and this has enabled us to enter into discussions with a range of companies regarding a strategic collaboration for SILENOR. We think this fourth and last Phase 3 trial will add to the enthusiasm we think is there. We plan to continue these discussions with the expectation of entering into a transaction in 2007.

With that and for the time available we’re happy to open things up to questions and answers. Operator?

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you’d like to ask a question on today’s presentation, please press the star followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. We do ask that if you’re using speaker equipment that you please lift the handset before pressing the numbers. One moment please for our first question.

Our first question will come from the line of Corey Davis. Please state your company affiliation followed by your question.

C. Davis	Thanks. I’m with Natexis. I just have a couple questions and maybe for Dr. Phil first. How numerically different would you say the subjective and objective numbers are from each other in the study for both WASO and onset?

Dr. Jochelson	Actually, with regards to WASO, we only measured that objectively within the sleep laboratory setting and we did not get the subjective correlate of that in the outpatient setting.

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We looked at, as you know, for our sleep maintenance subjective assessment, we used subjective Total Sleep Time. But if you were to look at the Total Sleep Time in the lab versus the subjective Total Sleep Time in the outpatient setting, they were actually quite comparable.

C. Davis	Okay, and for onset?

Dr. Jochelson	And for onset, as we said, we did not hit Latency to Persistent Sleep in the sleep laboratory setting, although we did demonstrate numerical improvements from the baseline. But in the outpatient setting we did hit Latency to Sleep Onset, which is the subjective correlate of that, and actually there, because that’s an at home assessment and it’s a weekly assessment as opposed to a single night assessment, the at home assessments actually were numerically a little bit greater than what we saw in terms of the Latency to Persistent Sleep and therefore we were able to achieve statistical significance.

C. Davis	I guess where I was going with that is, would you agree that that would maybe be a more important measure that patients actually think that they’re falling asleep faster?

Dr. Jochelson	We believe that’s the case and as you know, you’ve been around the field a long time, a single night in the sleep lab in a sound attenuated and darkened room, where you get to do whatever you want to do for 8 hours, is not necessarily indicative of the real world, where you’ve got other things around you. So we think the outpatient piece of this is important and the data that we have here is also consistent with the previous outpatient study we did, where clearly patients think that they do well at home.

C. Davis	And then, in this study or any other ones that you want to comment on, how would you say the error bars look at each time point for WASO or whatever measure you want? What I’m really asking is how variable is the response to the drug in this population? Do you have very high responders and some with no response or is it a fairly consistent response among all different patient types?

Dr. Jochelson	Well, what I can tell you is we haven’t really looked at the data in terms of whether there’s any one population responding better than the other. But what I can tell you in the treatment groups, if you look at the standard deviations, which would be reflected in the error bars, the drug treated groups generally tend to have smaller standard deviations, which would suggest that there’s less variability in the treatment population.

C. Davis	Okay. And then, last question. Can you remind us of the other data that you have that shows that the 1mg strength has as strong efficacy as you showed in this study?

Dr. Jochelson	The 1mg, as you know, we’ve only previously evaluated the 1mg in the Phase

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2 environment, and I would say that the data that we saw in this study is comparable to what we saw in Phase 2 for the 1mg. I don’t know if that answers your question, but certainly the 1mg is a dose that has efficacy.

I think we did see that the 3mg perhaps may be a little bit more consistent and robust as compared to the 1mg.

C. Davis	I guess what I was asking is do you think you’ve got enough data for approval of the 1mg dose?

Dr. Jochelson	Well, I’m not in the ... I certainly don’t want to speculate as to what the FDA will do, but certainly the 1mg we feel is an effective dose, and I think there is a precedent in the agency, especially for the elderly, to push patients back to the lowest effective dose or at least the lowest starting dose and then move up from there. There are several examples of that of course as you well know.

C. Davis	Sure. Okay, that’s all I have. Thanks, guys, and congrats on the data.

Operator	Our next question comes from Ken Trbovich. Please state your company affiliation followed by your question.

K. Trbovich	Sure. It’s Ken Trbovich, RBC Capital Markets. Ken, I know your concern about us obsessing over numerical data. I was wondering if perhaps in the process of conducting these Phase 3 studies you folks have implemented any sort of global assessments, whether that’s patient preference or patient satisfaction in terms of overall response to therapy.

In other words, how well has this product helped to perhaps put you to sleep and leave you feeling rested when you awake in the morning? Is there any sort of a global assessment like that that perhaps is not standardized but has been a part of these studies?

Dr. Jochelson	If you don’t mind, maybe I’ll take that question.

K. Trbovich	Sure, no, that’s fine.

Dr. Jochelson	We actually did assess that in the study – we did clinical global impressions as well as patient global impressions, which assess a variety of different things of whether it helped improve the quality of my sleep, did it help me fall asleep quicker, did it help me sleep longer. And although we don’t report that within the press release, we do have significant findings for both doses at a variety of different time points on those measures.

K. Trbovich	Okay, and getting back to Ken and your confidence in terms of the partner interest in the program, is that part of the reason why, because obviously while those of us on the outside obsess over the datapoints that we can see, there’s sort of this broader package of data that’s available that gives potential partners a clear message with regard to how patients feel when they wake up

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and how well perhaps they might prefer this over existing therapies?

K. Cohen	Obviously obsessing over the data isn’t a bad thing. The data matters a lot and that’s the basis of our submission to the FDA. At the same time, while we need data to support our application, this is a product category where in the real world it does depend a great deal on anecdotal evidence and patient assessment or as one investigator once put it to me, in this kind of product category, if the doctor has to wait 4 months for a statistician’s report to decide whether he thinks the drug worked, then you may not have a very successful drug. And I think our experience with this product has been just the opposite.

The patient assessments have consistently been good. Patients are convinced that the drug helps them. They don’t complain of a lot of side effects, so we think from that perspective looking at the broad package, both data as well as how do patients say they feel, we think that this drug has the potential to be received very, very well, and that is something we spend a lot of time on in our ongoing partnering discussions.

K. Trbovich	Okay and one final question. I know you mentioned that the drop out rates were low. Could you give us some sense as to how those rates perhaps compare to what you planned in terms of powering the study? In other words, were these below what you had expected from previous studies or were they essentially in line, but comparable to placebo?

Dr. Jochelson	I’ll take that question again. Basically we expected approximately about a 20% dropout rate. Previous competitor compounds in their long term studies, they end up having about a 40% dropout rate, and that’s public domain information.

We knew the drug should be well tolerated, so we were expecting about 20%, we went conservative. As it turns out, we had overall an 11% dropout rate, and the dropout rate actually was higher in the placebo group than the drug treated groups.

K. Trbovich	Okay. Thank you.

Operator	Thank you, sir. Ladies and gentlemen, if there are any additional questions at this time, please press the star followed by the one on your pushbutton phone. As a reminder, if you are using speaker equipment, please lift the handset before pressing the numbers. One moment for the next question.

Management, at this time we have no additional questions in the queue and we’ll turn the conference over to you for any closing remarks.

K. Cohen	I want to thank everybody for joining us this morning. Today’s news is another very promising step in the development of SILENOR for insomnia and the future of Somaxon. I want to thank all the people here at Somaxon

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that worked so hard to make this happen. Three major Phase 3 studies in the course of about 6 or 7 weeks was not a simple task. I want to thank all of you in the investment community. Wish everybody a healthy, happy holiday season and a happy new year and I’ll probably see many of you at JP Morgan in January. Thanks very much.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will conclude today’s teleconference. We thank you for your participation. If you would like to listen to a replay of the conference call, please dial 1-800-405-2236 or 303-590-3000 and you will need to enter an access code of 11079304. Once again, if you would like to listen to a replay of today’s conference call, please call 1-800-405-2236 or 303-590-3000, with the access code of 11079304. We thank you for your participation on today’s program. You may now disconnect, and please have a pleasant day.

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